EXHIBIT 99.1
For Immediate Release on Tuesday, May 4, 2010
Gasco Energy Announces First Quarter 2010 Results
DENVER — May 4, 2010 /PRNewswire-FirstCall/ — Gasco Energy (NYSE Amex: GSX) today announced financial and operating results for the first quarter ended March 31, 2010.
First Quarter 2010 Financial Results
For the first quarter 2010, Gasco reported net income of $2.9 million, or $0.03 per share, as compared to a net loss of $43.9 million, or $0.41 per share, for the same period in 2009.
Included in the first quarter 2010 results are derivative gains of $3.3 million attributed to hedge effect. Excluding the effect of the derivative gains, Gasco would have posted a net loss of $0.5 million, a non-GAAP measure, or $0.00 per share.
Included in the first quarter 2009 results are unrealized derivative gains of $0.7 million attributed to hedge effect. Also included in the first quarter 2009’s operating expenses are a non-cash charge of $41.0 million related to an impairment of the carrying value of oil and gas properties and a $4.7 million cash payment to the Company’s rig contractor for early termination of a rig contract.
Total revenues during the first quarter of 2010 increased by approximately 18% to $6.4 million, as compared to $5.4 million in the 2009 period. Oil and gas sales for the first quarter 2010 posted growth of approximately 39%, totaling $5.8 million, as compared to $4.2 million for the same period in 2009. The year-over-year increase in oil and gas sales is primarily attributed to a 66.5% increase in prices received for sales of Gasco’s natural gas and a 153% increase in prices received for oil volumes, partially offset by a 20% decrease in equivalent production during the comparable reporting periods. The Company elected to cease drilling and completion operations in February 2009. Completion operations were suspended from February 2009 through November 2009 due to low natural gas prices, and in December 2009 and January 2010 due to winter conditions in the field. The lack of completion activity during these periods caused production to decline year-over-year.
During the first quarter of 2010, Gasco closed on the previously announced sale of its midstream assets for cash consideration of $23.0 million. The effective date of the transaction was March 1, 2010. Gathering revenues from Gasco’s midstream operations were $0.6 million in the first quarter 2010, a 32% decrease from the $0.9 million posted in the first quarter of 2009. The decline in gathering revenues for the first quarter 2010, as compared to the same period in 2009, is attributed to the disposition of the midstream assets. In the first quarter 2010 and prior, Gasco’s income statement presented gathering revenue and gathering expense. These line items will not have activity in future periods. In the first quarter of 2010, Gasco had $0.2 million in transportation and processing expense. This expense relates to the new gas gathering agreement with the new owner of the midstream assets for the month of March 2010. This expense item is expected to be presented in future periods as well.
The Company benefited from a 66.5% increase in prices received for its natural gas during the first quarter 2010. Gasco’s average realized gas price was $5.13 per thousand cubic feet of natural gas (Mcf) for the first quarter of 2010, including the effect of hedges, compared to $5.67 per Mcf for the first quarter of 2009, also including the effect of hedges. The Company’s risk management activities decreased its average gas price by $0.33 per Mcf during the first quarter of 2010. Prior to the impact of hedges, the Company’s average price received for its natural gas production during the first quarter of 2010 was approximately $5.46 per Mcf as compared to $3.28 per Mcf in the prior-year period.
The average realized oil price was $64.47 per barrel for the first quarter of 2010, as compared to $25.45 per barrel for the first quarter of 2009, an increase of 153%. Gasco does not hedge its crude oil volumes.
Gasco’s total assets at March 31, 2010 were $80.9 million, as compared to $104.7 million at year-end 2009. The decrease in total assets is attributed primarily to the sale of the Company’s midstream assets as described above. Stockholders’ equity at March 31, 2010 was a deficit of $0.8 million, as compared to a deficit of $4.2 million at year-end 2009. Net cash provided by operating activities during the first quarter 2010 was $1.1 million, as compared to $2.4 million in the comparable 2009 reporting period. Cash and investments were $5.5 million at March 31, 2010.
As of March 31, 2010, Gasco had a $250 million credit facility with JPMorgan, of which $16.0 million was available for borrowing capacity with $5.5 million drawn on the facility and $0.455 million applied to letters of credit. During the first quarter 2010, the company applied $23 million in proceeds from the sale of its midstream assets to pay down its borrowings under the credit facility.
Unit Cost Comparisons — LOE / DD&A / G&A
Lease operating expense (LOE) for the first quarter 2010 was $0.9 million, as compared to $0.7 million in the same period in 2009. On a per-unit basis, LOE was $0.94 per thousand cubic feet of natural gas equivalent (Mcfe) in the first quarter 2010, as compared to $0.55 per Mcfe in the year-ago period. The quarter-over-quarter increase in LOE is attributed to an increase in operating expenses ($0.38 per Mcfe higher) and to higher production taxes ($0.01 per Mcfe higher). The 36% increase in total LOE in the 2010 period, as compared to 2009, is attributed to an increase in chemical costs in well treatments, and to additional operating costs associated with new producing wells and completion activity during the first quarter of 2010.
Depletion, depreciation and amortization (DD&A) was $0.9 million for the first quarter 2010, as compared to $2.6 million for the same period in 2009. On a per-unit basis, DD&A for the first quarter 2010 was $0.88 per Mcfe, as compared to $2.06 per Mcfe in the 2009 reporting period. The quarter-over-quarter decrease in LOE is primarily attributed to the decrease in the full cost pool resulting from the $41.0 million property impairment that was recorded during the first quarter of 2009.
The Company reported general and administrative expense (G&A) of $3.1 million in the first quarter 2010, versus $1.9 million in the same period in 2010. On a per-unit basis, total G&A for first quarter 2010 was $3.08 per Mcfe, as compared to $1.48 per Mcfe for the same period in 2009. G&A expense for the first quarter 2010 includes $0.5 million of non-cash, stock-based compensation expense, or, on a per-unit basis, $0.54 per Mcfe, as compared to the prior-period total of $0.5 million, or $0.40 per Mcfe. The increase in G&A during the first quarter 2010 is primarily attributed to the payments the Company agreed to make to its former president and chief executive officer in conjunction with his resignation in January 2010. Compensation expense related to the resignation, a component of total G&A, was $0.950 million or $0.95 per Mcfe.
Unit Cost Analysis

	Q110	Q109		% Chg.
Production in Natural Gas Equivalent (Mcfe)	1,000,099		1,254,542	-20%
Average Price Received Gas ($ Mcf)	$5.46		$3.28	66.5%
Average Price Received Oil ($ Bbl)	64.47		25.45	153%
Lease Operating Expense ($ Mcfe)	0.94		0.55	71%
Production Tax ($ Mcfe)	0.15		0.14	7%
DD&A Expense ($ Mcfe)	0.88		2.06	-57%
G&A Expense ($ Mcfe)	3.08		1.48	108%
Non-cash Stock-based Compensation Expense ($ Mcfe)	0.54		0.40	35%
Compensation Expense to Former President and CEO	$0.95	$	N/A	—

Production
Estimated cumulative net production for the quarter-ended March 31, 2010 was 1,001 million cubic feet of natural gas equivalent (MMcfe), as compared to 1,254 MMcfe in the year-ago period, a 20% decrease. Included in the first quarter 2010 equivalent calculation is 10,232 barrels of liquid hydrocarbons, or flat when compared to same period in 2009 liquids volumes of 10,254 barrels. Net production changes are attributed to normal production declines in existing wells, which are partially offset by the completion of new wells and recompletions of existing wells.
Completion Operations
Gasco commenced its up-hole recompletion program in early February 2010. During the first quarter, it successfully completed the initial stages on one Upper Mancos well and recompleted four wells. Subsequent to the end of the first quarter, Gasco has recompleted one well and has one well undergoing recompletion operations. Recompletions are subject to oilfield service availability and to weather conditions.
Gasco continued to perform workover operations on certain Green River Formation oil wells to enhance oil production during the improved crude oil prices received during the quarter. For the first quarter 2010, Gasco invested approximately $2.0 million in oil and gas activities in the Uinta Basin of Utah.
At March 31, 2010, Gasco operated 135 gross wells. Gasco currently has an inventory of 34 operated wells with up-hole recompletions and has one Upper Mancos well awaiting initial completion activities.
Commenting on the first quarter 2010 results, Gasco’s President, King Grant said: “We are pleased to have closed on our midstream asset sale during the quarter which allowed us to improve our balance sheet by paying down long-term debt. Increased activity in our 2010 up-hole completion program should provide steady operating cash flow, which was $1.4 million for this reporting period. Our 2010 capital expenditure program of $6.0 million, while modest, is yielding encouraging results, especially when lower completion costs that are now being experienced are factored into per-well economics. The recompletions are beginning to yield improved production in the Uinta Basin for Gasco.”
Risk Management
At recent production levels, approximately 62% of Gasco’s net production volumes were hedged through the following instruments:
Gasco 2010-2011 Swap Agreements

Floating Price
Agreement Type	Remaining Term	Quantity	Index Price (a)	Gasco Payer (a)
Swap (b)	4/10 — 12/10	3,500 MMBtu per day	$4.418 / MMBtu	NW Rockies
Swap	4/10 — 3/11	3,000 MMBtu per day	$4.825 / MMBtu	NW Rockies
Swap (b)	4/11 — 3/11	2,000 MMBtu per day	$4.418 / MMBtu	NW Rockies

(a)	Northwest Pipeline Rocky Mountains — Inside FERC first of month index price

(b)	Weighted average price from June 2009 through March 2011.
Teleconference Call
A conference call with investors, analysts and other interested parties is scheduled for 11:00 a.m. EDT on Wednesday, May 5, 2010 to discuss the first quarter 2010 financial and operating results. You are invited to participate in the call which will be broadcast live over the Internet and via teleconference.

Date:	Wednesday, May 5, 2010

Time:	11:00 a.m. EDT
10:00 a.m. CDT
9:00 a.m. MDT
8:00 a.m. PDT

Call:	(866) 392-4171 (US/Canada) and (706) 634-6345 (International), Passcode / Conference ID #: 71210902

Internet:	Live and rebroadcast over the Internet: log on to http://www.videonewswire.com/event.asp?id=68580

Replay:	Available through Wednesday, May 12, 2010 at (800) 642-1687 (US/Canada) and (706) 645-9291 (International) using passcode # 71210902 and for 30 days at http://www.gascoenergy.com
About Gasco Energy
Denver-based Gasco Energy, Inc. is a natural gas and petroleum exploitation, development and production company engaged in locating and developing hydrocarbon resources, primarily in the Rocky Mountain region. Gasco’s principal business is the acquisition of leasehold interests in petroleum and natural gas rights, either directly or indirectly, and the exploitation and development of properties subject to these leases. Gasco currently focuses its drilling efforts in the Riverbend Project located in the Uinta Basin of northeastern Utah, targeting the Wasatch, Mesaverde, Blackhawk, Mancos, Dakota and Morrison formations. To learn more, visit http://www.gascoenergy.com.
Contact for Gasco Energy, Inc.: Investor Relations: 303-483-0044
Forward-looking Statements
Certain statements set forth in this press release relate to management’s future plans, objectives and expectations. Such statements are forward-looking within the meanings of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included in this press release, including, without limitation, statements regarding Gasco’s future financial position, potential resources, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “project,” “estimate,” “anticipate,” “believe,” or “continue” or the negative thereof or similar terminology. Although any forward-looking statements contained in this press release are to the knowledge or in the judgment of the officers and directors of Gasco, believed to be reasonable, there can be no assurances that any of these expectations will prove correct or that any of the actions that are planned will be taken. Forward-looking statements involve known and unknown risks and uncertainties that may cause Gasco’s actual performance and financial results in future periods to differ materially from any projection, estimate or forecasted result. Some of the key factors that may cause actual results to vary from those Gasco expects include the consummation of recently announced asset sales on a timely basis; inherent uncertainties in interpreting engineering and reserve or production data; operating hazards; delays or cancellations of drilling operations because of weather and other natural and economic forces; fluctuations in oil and natural gas prices in response to changes in supply; competition from other companies with greater resources; environmental and other government regulations; defects in title to properties; increases in Gasco’s cost of borrowing or inability or unavailability of capital resources to fund capital expenditures; fluctuations in natural gas and oil prices; pipeline constraints; overall demand for natural gas and oil in the United States; changes in general economic conditions in the United States; Gasco’s ability to manage interest rate and commodity price exposure; changes in Gasco’s borrowing arrangements; the condition of credit and capital markets in the United States; and other risks described under (1) Part I, “Item 1A— Risk Factors,” “Item 7—Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Item 7A—Quantitative and Qualitative Disclosure About Market Risk” and elsewhere in Gasco’s Annual Report on Form 10-K for the year ended December 31, 2009 filed with the SEC on March 3, 2010, and (2) Gasco’s reports and registration statements filed from time to time with the SEC.
Any of these factors could cause Gasco’s actual results to differ materially from the results implied by these or any other forward-looking statements made by Gasco or on its behalf. Gasco cannot assure you that its future results will meet its expectations. When you consider these forward-looking statements, you should keep in mind these factors. All subsequent written and oral forward-looking statements attributable to Gasco, or persons acting on its behalf, are expressly qualified in their entirety by these factors. Gasco’s forward-looking statements speak only as of the date made. Gasco assumes no duty to update or revise its forward-looking statements based on changes in internal estimates or expectations or otherwise.

[Financial and Operational Tables Accompany this News Release]
The notes accompanying the financial statements are an integral part of the consolidated financial statements and can be found in Gasco’s Filing on Form 10-Q for the quarter ended March 31, 2010 filed with the SEC on May 4, 2010.

GASCO ENERGY, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31,	December 31,
	2010	2009
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$5,531,243	$10,577,340
Accounts receivable
Joint interest billings	1,073,795	857,405
Revenue	2,650,887	2,979,726
Inventory	1,036,598	1,019,913
Derivative instruments	963,425	—
Prepaid expenses	647,068	292,421

Total	11,903,016	15,726,805

PROPERTY, PLANT AND EQUIPMENT, at cost
Oil and gas properties (full cost method)
Proved properties	254,997,891	254,682,870
Unproved properties	39,046,706	38,638,936
Facilities and equipment	971,890	971,890
Furniture, fixtures and other	333,049	333,049

Total	295,349,536	294,626,745
Less accumulated depletion, depreciation, amortization and impairment	(228,168,110)	(227,291,163)

Total	67,181,426	67,335,582
Assets held for sale, net of accumulated depreciation	—	20,155,544

Total	67,181,426	87,491,126

OTHER ASSETS
Deposit	639,500	139,500
Note receivable	500,000	500,000
Deferred financing costs	710,266	884,282

Total	1,849,766	1,523,782

TOTAL ASSETS	$80,934,208	$104,741,713

GASCO ENERGY, INC.
CONSOLIDATED BALANCE SHEETS (continued)
(Unaudited)

	March 31,	December 31,
	2010	2009
LIABILITIES AND STOCKHOLDERS’ DEFICIT

CURRENT LIABILITIES
Accounts payable	$671,380	$1,110,259
Revenue payable	2,612,335	2,245,545
Advances from joint interest owners	1,078,190	—
Current portion of long-term debt	5,544,969	—
Derivative instruments	—	1,932,513
Accrued interest	1,737,859	844,108
Accrued expenses	946,000	1,215,106

Total	12,590,733	7,347,531

NONCURRENT LIABILITIES
5.5% Convertible Senior Notes	65,000,000	65,000,000
Long-term debt	—	34,544,969
Deferred income from sale of assets	3,019,920	—
Derivative instruments	—	761,092
Asset retirement obligation related to assets held for sale	—	206,595
Asset retirement obligation	1,080,514	1,054,370
Deferred rent expense	14,046	20,555

Total	69,114,480	101,587,581

STOCKHOLDERS’ DEFICIT
Series B Convertible Preferred stock — $0.001 par value; 20,000 shares authorized; zero shares outstanding	—	—
Common stock — $.0001 par value; 300,000,000 shares authorized; 107,802,498 shares issued and 107,728,798 outstanding as of March 31, 2010 and 107,789,597 shares issued and 107,715,897 outstanding as of December 31, 2009	10,780	10,779
Additional paid-in capital	221,867,402	221,327,257
Accumulated deficit	(222,518,892)	(225,401,140)
Less cost of treasury stock of 73,700 common shares	(130,295)	(130,295)

Total	(771,005)	(4,193,399)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$80,934,208	$104,741,713

GASCO ENERGY, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended
	March 31,
	2010	2009
REVENUES
Gas	$5,125,900	$3,911,051
Oil	659,693	260,971
Gathering	595,942	875,201
Rental income	—	366,399

Total	6,381,535	5,413,622

OPERATING EXPENSES
Lease operating	942,188	691,937
Gathering operations	375,848	707,514
Transportation and processing	239,255	—
Depletion, depreciation, amortization and accretion	876,599	2,582,970
Impairment	—	41,000,000
Inventory loss	4,643	121,000
Contract termination fee	—	4,701,000
General and administrative	3,086,083	1,860,046

Total	5,524,616	51,664,467

OTHER INCOME (EXPENSE)
Interest expense	(1,351,162)	(1,158,729)
Derivative gains	3,344,485	3,542,626
Amortization of deferred income from sale of assets	16,871	—
Interest income	15,135	1,702

Total	2,025,329	2,385,599

NET INCOME (LOSS)	$2,882,248	$(43,865,246)

NET INCOME (LOSS) PER COMMON SHARE
BASIC	$0.03	$(0.41)

DILUTED	$0.03	$(0.41)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING -
BASIC	107,594,077	107,519,292

DILUTED	107,594,077	107,519,292

GASCO ENERGY, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended
	March 31,
	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$2,882,248	$(43,865,246)
Adjustment to reconcile net income (loss) to net cash provided by operating activities
Depletion, depreciation, amortization and impairment expense	850,847	43,556,435
Accretion of asset retirement obligation	25,752	26,535
Stock-based compensation	542,006	505,317
Change in fair value of derivative instruments, net	(3,657,030)	(688,816)
Amortization of deferred rent expense	(6,509)	(6,509)
Amortization of deferred financing costs	174,016	142,294
Inventory loss	4,643	121,000
Amortization of deferred income from sale of assets	(16,871)
Changes in operating assets and liabilities:
Accounts receivable	112,449	1,181,742
Inventory	(16,685)	1,672,308
Prepaid expenses	(354,647)	79,236
Accounts payable	(390,810)	631,066
Revenue payable	366,793	(1,707,081)
Accrued interest	893,751	703,039
Accrued expenses	(269,106)	16,000

Net cash provided by operating activities	1,140,847	2,367,320

CASH FLOWS FROM INVESTING ACTIVITIES
Cash paid for acquisitions, development and exploration	(2,015,134)	(7,033,680)
Proceeds from sale of assets	24,250,000	—
Increase (decrease) in advances from joint interest owners	1,078,190	(259,345)

Net cash provided (used in) by investing activities	23,313,056	(7,293,025)

CASH FLOWS FROM FINANCING ACTIVITIES
Borrowings under line of credit	—	13,000,000
Repayment of borrowings	(29,000,000)	—
Payment of deposit	(500,000)	—

Net cash (used in) provided by financing activities	(29,500,000)	13,000,000

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(5,046,097)	8,074,295

CASH AND CASH EQUIVALENTS:
BEGINNING OF PERIOD	10,577,340	1,053,216

END OF PERIOD	$5,531,243	$9,127,511